UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2026

GREENPRO CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-38308	98-1146821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

B-23A-02, G-Vestor Tower Pavilion Embassy, 200 Jalan Ampang 50450 W.P. Kuala Lumpur, Malaysia
(Address of principal executive offices) (Zip Code)

(60) 3 8408-1788
Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	GRNQ	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 18, 2026, the Board of Directors and stockholders of Greenpro Capital Corp., a Nevada corporation (the “Company”), approved a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.0001 (the “Common Stock”), at a ratio of 1-for-10 (the “Reverse Stock Split”). The Reverse Stock Split was approved by written consent of stockholders holding 11,012,377 shares of the Company’s voting capital stock, representing approximately 60.97 % of the voting power of the Company’s outstanding voting capital stock. No meeting of stockholders was held.

Item 8.01 Other Events.

The Company is providing the following additional information regarding the Reverse Stock Split. The Company intends to file a preliminary information statement on Schedule 14C with the Securities and Exchange Commission and, following the applicable waiting period and completion of any SEC review process, if any, to file and mail or otherwise furnish a definitive information statement to its stockholders in accordance with Regulation 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company does not intend to effect the Reverse Stock Split until the applicable notice period under Regulation 14C has expired. The Company anticipates that the Reverse Stock Split will be completed on or about July 26, 2026, or as soon as practicable thereafter, subject to the filing and effectiveness of an appropriate certificate with the Secretary of State of the State of Nevada and the completion of applicable regulatory and exchange processes.

Reason for the Reverse Stock Split

The Company is effecting the Reverse Stock Split primarily to increase the per share trading price of its Common Stock. In determining to proceed with the Reverse Stock Split, management considered, among other factors, the Company’s ongoing strategic initiatives, including its application for a digital banking license under the Malaysia Labuan Financial Services Authority framework. Management believes that a higher per-share trading price may help address certain negative perceptions associated with low-priced securities. However, there can be no assurance that the Reverse Stock Split will result in a sustained increase in the trading price of the Common Stock or will have any favorable effect on the Company’s strategic initiatives, regulatory applications or relationships with third parties.

Effects of the Reverse Stock Split

If the Reverse Stock Split is effected, every ten (10) shares of Common Stock issued and outstanding immediately prior to the effective time of the Reverse Stock Split will automatically be combined into one share of Common Stock, subject to the treatment of fractional shares described below.

The Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Common Stock. The Reverse Stock Split will affect all holders of Common Stock uniformly and will not change any holder’s percentage of ownership interest in the Company, except for changes that may result from the treatment of fractional shares as described below.

The Reverse Stock Split will not change the terms of the Common Stock. The Reverse Stock Split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. Following the Reverse Stock Split, the Company will continue to be subject to the periodic reporting requirements of the Exchange Act.

Fractional Shares

No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. Any stockholder who would otherwise be entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split will instead receive one whole share of Common Stock in lieu of such fractional share. Accordingly, the number of shares of Common Stock to which each holder is entitled will be rounded up to the nearest whole share, and no cash payment will be made in respect of any fractional share.

Potential Anti-Takeover Effect

Because the number of authorized shares of Common Stock will not be reduced proportionately in connection with the Reverse Stock Split, the Reverse Stock Split will increase the number of authorized but unissued shares of Common Stock available for future issuance. The Company has no present plan to use the Reverse Stock Split as part of any anti-takeover plan.

Non-Certificated Shares; Certificated Shares.

Stockholders who hold their shares in book-entry form or through brokerage accounts are not required to take any action. Following the effectiveness of the Reverse Stock Split, the adjustment will be reflected in their accounts.

Stockholders holding certificates representing shares of Common Stock may (but are not required to) send their certificates to the Company’s transfer agent, VStock Transfer, LLC, at the address set forth below. The transfer agent will issue a new share certificate reflecting the Reverse Stock Split to each requesting stockholder. Stockholders are encouraged to send any certificates by registered mail, returning receipt requested.

VStock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

Phone: (212) 828-8436

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENPRO CAPITAL CORP.

Date: June 26, 2026	By:	/s/ Lee Chong Kuang
	Name:	Lee Chong Kuang
	Title:	Chief Executive Officer, President, Director